Exhibit 10.4

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

February 18, 2005

Mr. Craig S. Donohue

Chief Executive Officer

Chicago Mercantile Exchange Inc.

20 South Wacker Drive

Chicago, Illinois 60606

Re:	License Agreement dated September 24, 1997, as amended,

between Chicago Mercantile Exchange Inc. and Standard & Poor’s

Dear Craig:

Reference is made to the above-referenced agreement (the “License Agreement”). Capitalized terms that are used and not defined herein have the meanings given to them in the License Agreement.

As you know, there currently exist a number of exchange-traded funds that are structured as unit investment trusts or open-end investment companies, (“ETFs”), the shares of which are listed for trading on securities exchanges located in the United States. Certain ETFs maintain a portfolio of securities that seeks to replicate, as closely as possible, the price and yield performance of the S&P Stock Indexes (“S&P Index ETFs”). Standard & Poor’s position is that the rights conferred by S&P to CME pursuant to the License Agreement do not authorize CME to create, market, trade, clear or promote futures contracts, options on futures contracts, or any other instrument in which an underlying interest is the share price of an S&P Index ETF.

CME has advised S&P that CME wishes to use certain of the S&P Index ETFs in connection with creating, marketing, trading, clearing and promoting futures contracts and options on futures contracts. CME has further advised S&P that CME believes that such contracts are Indexed Contracts as defined in the License Agreement and that therefore CME’s rights under the License Agreement already include the creation, marketing, trading, clearing and promotion by CME of such contracts. In spite of S&P’s and CME’s disagreement on the scope of CME’s rights under the License Agreement, and as an accommodation to each other, S&P and CME are entering into this Letter Amendment to the License Agreement (“Letter Amendment”) for the purpose of memorializing their understanding that CME shall be permitted to use the S&P Stock Indexes, and the related S&P Index ETFs (to the full extent that S&P owns intellectual property rights in S&P Index ETFs) and associated S&P Marks, in connection with the creation, marketing, trading, clearing and promotion of S&P ETF Contracts (as defined below).

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

Therefore, the parties hereby agree to amend the License Agreement as follows:

1. Addition to Section 1(j) “Futures Contract”

Futures Contracts will be deemed to include futures contracts in which the sole underlying interest is an S&P Index ETF, except that such futures contracts will not be so deemed for purposes of

(i) Sections 3(a)-(d), 5(a)-(d), 8(a), 10(c), and 11(a)-(b) of the License Agreement, or

(ii) any other provision of the License Agreement where including futures contracts in which the sole underlying interest is an S&P Index ETF would render the provision meaningless or ambiguous.

2. Addition to Section 1(k) “Indexed Contracts”

S&P ETF Contracts (as defined below) will be deemed to be Indexed Contracts for purposes of the License Agreement, except that S&P ETF Contracts will not be so deemed for purposes of Sections 3, 5, 8(a), 10(c), 11 and any other provision of the License Agreement, as amended hereby, where the context so dictates.

3. Addition of Section 1(v).

Section 1(v). “S&P ETF Contracts” shall mean all futures contracts and Options Contracts that use an S&P Index ETF as their sole underlying interest and that are under the joint jurisdiction of the SEC and CFTC as of the effective date of this Letter Amendment, including any such contract that is a security future as such term is currently defined in Section 1a(31) of the Commodity Exchange Act (CEA). All S&P ETF Contracts shall be based on an underlying amount of 100 shares of the relevant S&P Index ETF.

4. Addition to Section 3. Exclusivity.

Section 3(e). Subject to the terms set forth in this Letter Amendment, the license for any S&P Stock Index that as of the date of this Letter Amendment is licensed by S&P to CME on an exclusive basis pursuant to Section 3 of the License Agreement, shall be exclusive to CME in connection with S&P ETF Contracts that use the relevant S&P Index ETFs as their sole underlying interest. If for any reason an S&P Stock Index is, or becomes in the future, subject to a non-exclusive license to CME under the License Agreement then such S&P Stock Index shall automatically be deemed to be licensed on a non-exclusive basis to CME under this Letter Amendment in connection with the relevant S&P ETF Contracts.

5. Addition to Section 5. LICENSE FEES.

Section 5(g). In lieu of other license fees specified in the License Agreement, CME shall pay S&P $***** for each trade of an S&P ETF Contract. Such license fees shall be paid in accordance with Section 5(e) of the License Agreement.

6. Addition to Section 7. TERMINATION

Section 7(b). S&P shall inform CME in writing of any pending cessation of trading in, or de-listing of, an S&P Index ETF to the extent S&P has knowledge of such actions. CME understands that during the term of the License Agreement, one or more of the S&P Index ETFs may be de-listed or otherwise cease trading and in such event, absent a situation in which such cessation in trading results in S&P having breached an express provision of the License Agreement or this Letter Amendment, S&P shall have no liability to CME in connection therewith. CME acknowledges that the de-listing of, or cessation in trading in,

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

an S&P Index ETF can and will affect CME’s ability to continue to create, market, trade, clear and promote the associated S&P ETF Contracts and that S&P will have no responsibility in connection therewith except as expressly stated above.

7. Addition to Section 9 S&P OBLIGATIONS

Section 9(c). Third Party Trademarks and Intellectual Property. The parties understand that one or more designations used in the names of the S&P Index ETFs (e.g., “iShares”) and other intellectual property rights embodied therein are proprietary to such third parties. S&P shall reasonably cooperate with CME in acquiring such rights to the extent such rights are necessary for CME to create, market, trade, clear or promote S&P ETF Contracts. CME shall be ultimately responsible for securing any such licenses.

8. Addition to Section 10(c) “CME Rulebook Disclaimers”. CME shall include the addition to Appendix 4 that is set forth in this Letter Amendment in its rules, and take any other action necessary to ensure that its members trading in S&P ETF Contracts are subject to the provisions of such addition to Appendix 4.

9. Addition to Section 11. PROTECTION OF VALUE OF LICENSE

Section 11(c). Unlicensed Use of S&P ETF Contracts or S&P Trademarks. In the event S&P is notified by CME or otherwise becomes aware that any of the S&P Stock Indexes underlying one or more S&P ETF Contracts or, associated S&P Marks, are to be, or have been, used by a third party without the prior written consent of S&P, in a manner materially inconsistent with the terms of the licenses granted to CME hereunder (“Unlicensed ETF User”), and that such use has or may reasonably be expected to have a material adverse impact upon the benefits derived by CME from the licenses hereunder with respect to the S&P ETF Contracts that are used by the Unlicensed ETF User (“Affected S&P ETF Contracts”), S&P shall have the option to either (i) use its best efforts to terminate such use, including, without limitation, by initiating litigation against any such Unlicensed ETF User; or (ii) permit such Unlicensed ETF User to continue such use, in which case CME shall have the rights provided below. S&P shall have thirty (30) days after learning of such unlicensed use in which to notify CME of S&P’s decision whether to seek to terminate such use or permit it. If S&P chooses to take action to terminate such use, CME shall continue to pay the license fees required hereunder with respect to the Affected S&P ETF Contracts (and all other S&P ETF Contracts), except that if such use has not been terminated within eighteen (18) months after the date of the notice to CME, then CME shall have the rights provided below. S&P shall, within ten (10) days, give written notice to CME of its decision to cease such effort to terminate such unlicensed use and of any adverse final decision with respect to such efforts by any court or other governmental body as to which there is no further appeal. The costs of any litigation brought under this Subsection 11(c) shall be borne entirely by S&P, and the conduct of such litigation shall remain in the sole control of S&P. In the event litigation initiated pursuant to this Subsection 11(c) is decided adversely to S&P or if S&P is otherwise unsuccessful in terminating such party’s use of the Affected S&P ETF Contracts, or if S&P notifies CME that it will not challenge such unlicensed use, then:

(1) S&P shall have no further liability to CME hereunder on account of such use and shall not be deemed to have breached any of its representations, warranties or agreements hereunder. Notwithstanding the foregoing, while this Letter Amendment

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

remains in effect, S&P shall not enter into any agreement, written or oral, with any third party, pursuant to which S&P will receive revenue, derived from the trading of the Affected S&P ETF Contracts;

(2) CME shall have the right to terminate the license or licenses granted by this Letter Amendment relating to the Affected S&P ETF Contract(s), along with all rights and obligations of the parties thereto, except for such rights and obligations as survive termination of this Letter Amendment, provided that CME gives written notice of such termination to S&P within thirty (30) days of receiving written notice from S&P that it will not seek to terminate such unlicensed use or that its efforts to terminate such unlicensed use have been unsuccessful, or at the end of the eighteen (18) month period specified in Section 11(c); and

(3) if CME does not terminate the license or licenses granted hereby to the Affected S&P ETF Contract(s), the total license fees payable by CME under this Letter Amendment in connection with all the Affected S&P ETF Contracts shall immediately be reduced to $1.00.

It is understood that the rights and obligations under this Section 11(c) are exclusively in relation to S&P ETF Contracts. To remove any doubt, if an Unlicensed ETF User trades an S&P ETF Contract without a license and S&P elects not to terminate such use, CME may choose to continue the license and pay the $1.00 one time fee for its continued trading of the Affected S&P ETF Contracts. In such a case, CME would still be obligated to pay the license fees for trading other Indexed Contracts including all S&P ETF Contracts that are not Affected S&P ETF Contracts.

It is further understood that the unlicensed use of the S&P Stock Indexes or S&P Marks in connection with the trading of S&P ETF Contracts shall have no effect whatsoever on the parties’ rights and obligations under Section 11 with respect to Indexed Contracts that are not S&P ETF Contracts.

10. Addition to Section 13. REPRESENTATIONS, WARRANTIES, DISCLAIMERS

(g) Disclaimers, Limitations and Indemnification. CME agrees that the disclaimers and limitations on liability that are set forth in Sections 13(b), (c), (d) and (e) of the License Agreement and S&P’s rights of indemnification under Section 14 of the License Agreement, as modified hereby, shall apply to S&P ETF Contracts with equal effect as applied to Indexed Contracts, generally, under the License Agreement. S&P represents and warrants that S&P has the right to license CME to use the S&P Stock Indexes and S&P Marks, as provided in the Letter Amendment.

11. Addition to Section 17 GENERAL PROVISIONS

17(i) No Prejudice. Except as otherwise provided for herein, the parties’ entry into this Letter Amendment shall not prejudice, influence or otherwise affect either party’s position, now or in the future, as to the scope or nature of CME’s rights to use the S&P Stock Indexes and S&P Marks pursuant to the License Agreement, including with respect to the issue of whether S&P ETF Contracts are Indexed Contracts. The parties agree that all of the terms and conditions of the License Agreement shall remain in full force and effect

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

and that, except as provided for herein, nothing in this Letter Amendment (i) is intended to waive the rights or obligations of either party under the License Agreement, or (ii) constitutes a concession respecting the meaning and/or construction of the License Agreement.

12. Addition to APPENDIX 2. S&P MARKS

28. SPDR

13. Addition to APPENDIX 4. S&P Disclaimer

S&P ETF Contracts Disclaimer

Rule .	Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), does not guarantee the accuracy and/or completeness of the S&P Stock Indices or any data included therein. S&P makes no warranty, express or implied, as to the results to be obtained by any person or any entity from the use of the S&P Index ETFs or any data included therein in connection with the trading of futures contracts, options on futures contracts or any other use. S&P makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the S&P Index ETFs or any data included therein. Without limiting any of the foregoing, in no event shall S&P have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

The above understandings and agreements shall be without prejudice to either party’s position with respect to the interpretation of or its rights under the License Agreement as it existed prior to this Letter Amendment, and this Letter Amendment shall not be used in any way in connection with the pending disagreement between the parties concerning the scope of CME’s rights under the License Agreement. This Letter Amendment shall not be deemed to limit or otherwise affect in any way either party’s rights or obligations under the License Agreement, except to the extent that the License Agreement is modified expressly by the terms of this Letter Amendment.

Please indicate your acceptance of an agreement with the foregoing by signing the enclosed copy of this letter in the place provided below, and returning the signed copy to me.

Sincerely,

/s/ Paul R. Aaronson
Paul R. Aaronson

Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. The omissions have been indicated by asterisks (“*****”), and the omitted text has been filed separately with the Securities and Exchange Commission.

Accepted and agreed to this 23rd day of
February 2005:

CHICAGO MERCANTILE EXCHANGE INC.

By:	/s/ Craig S. Donohue
Craig S. Donohue
President and Chief Executive Officer